EXHIBIT 21.01

SUBSIDIARIES OF THE RESGITRANT

SUBSIDIARY	JURISDICTION OF INCORPORATION

Versant Gmbh	Germany
Arabellastrasse 4
D-81925 Müenchen
Germany
+49-89-920078-0 (phone)
+49-89-920078-44 (fax)

Versant Ltd	United Kingdom
Unit 4.2, Intec Business Park
Wade Road, Basingstoke
Hampshire RG24 8NE
United Kingdom
+44 (0)1256 366500 (phone)
+44 (0)1256 366555 (fax)

Versant India	India
Subhadra, 1240 A Apte Road
Shivajinagar, Pune
411 004 India
+91-20-553-9909
+91-20-553-9908